Exhibit 3.234

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

OF

TASQ CORPORATION

First.          The name of this corporation (hereinafter called the “corporation”) is

TASQ Corporation

Second:      The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

Third:         The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Fourth:       The amount of the total authorized capital stock of this corporation is Ten Thousand Dollars ($10,000.00) divided into 1,000,000 shares of 0.01 Cent ($0.01) each.

Fifth:          The name and mailing address of the incorporator are as follows:

Joseph C. Mullin

10825 Old Mill Road

Omaha, Nebraska 68154

I, the Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 26th day of February, 2001.

By:	/s/ Joseph C. Mullin
(Incorporator)
Name: Joseph C. Mullin